EXHIBIT 11 -  Computation of Earnings Per Share



Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries



                                                THREE MONTHS ENDED MARCH 31

                                                           1998                1997
                                                         --------            --------


              Net income                                $2,323,000         $1,763,000
                                                        ==========         ==========

              Basic earnings per share:
                           Weighted average shares       12,254,363         12,174,943
                                                         ==========         ==========

              Effect of dilutive securities:
                           Employee and non-employee
                           director stock options           344,542            109,152
                                                         ==========         ==========

              Diluted earnings per share:
                           Adjusted weighted-average
                           and assumed conversions      12,598,905          12,284,095
                                                        ==========          ==========

              Basic earnings per share                       $ .19               $ .14
                                                             =====               =====
              Diluted earnings per share                     $ .18               $ .14
                                                             =====               =====



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